UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

TPC GROUP INC.
(Name of Registrant as Specified In Its Charter)

Sawgrass Holdings Inc.
(Name of Person(s) Filing Proxy Statement, if other than the registrant)

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FIRST RESERVE AND SK CAPITAL COMMENT ON INNOSPEC’S AND BLACKSTONE’S

REVISED NON-BINDING EXPRESSION OF INTEREST TO ACQUIRE TPC GROUP

Houston, TX, NOVEMBER 16, 2012 – First Reserve Corporation, a leading global investment firm dedicated to the energy industry, and SK Capital Partners, a U.S.-based private investment firm focused on the chemicals sector, commented today on Innospec’s (Nasdaq: IOSP) and Blackstone’s (NYSE: BX) revised non-binding expression of interest to explore an acquisition of TPC Group (NYSE: TPCG) at a price of $47.50 per share.

“We believe our agreed transaction with TPCG remains clearly superior to the highly conditional expression of interest from Innospec and Blackstone, given the significant risks and uncertainty related to their proposal, their inability to close any transaction in 2012, and the potential execution risks between now and the closing of any transaction. In addition to impacting the likelihood of closing a transaction, we believe these risks and timing issues would also have substantial negative economic implications for TPCG shareholders, including those related to the time value of money and impending tax law changes.

“Our agreed transaction with TPCG could close prior to year-end and provide attractive value for TPCG shareholders, as the transaction is fully financed and has received all applicable regulatory approvals. In contrast, Innospec’s and Blackstone’s expression of interest has no committed financing and still requires the completion of due diligence, receipt of a variety of internal and external approvals, and negotiation and execution of a definitive agreement.”

About First Reserve Corporation

Founded in 1983, First Reserve Corporation is a leading global investment firm dedicated to the energy industry with over $23 billion of raised capital since inception. With offices in North America, Europe and Asia, First Reserve is well-positioned to make strategic investments on a global basis across the energy value chain. First Reserve seeks to create value for its investors by applying its deep industry knowledge, decades of investing and operational experience, highly talented management team and powerful network of global relationships to its investments and through active monitoring of its portfolio companies. For additional information, please visit the First Reserve website at www.firstreserve.com.

About SK Capital Partners

SK Capital Partners is a private investment firm with a disciplined focus on the specialty materials, chemicals and healthcare sectors. SK Capital’s integrated, multi-disciplinary team utilizes its industry, operating and investment experience to support the transformation of businesses into higher performing companies. Located in New York, NY and Boca Raton, FL, SK Capital is currently investing SK Capital Partners III, L.P., a $500 million fund of committed capital, and its portfolio companies generate revenues of over $3.0 billion annually and employ more than 3,400 people. Please visit www.skcapitalpartners.com for more information.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger between TPC Group and Sawgrass Merger Sub Inc., a wholly-owned subsidiary of Sawgrass Holdings Inc. Sawgrass Holdings Inc. was formed by investment funds affiliated with First Reserve Corporation and SK Capital Partners solely for purposes of the proposed merger. In connection with the proposed merger, TPC Group has filed a definitive proxy statement and a supplement to the definitive proxy statement with the SEC on November 5, 2012 and November 13, 2012, respectively. Investors and security holders of TPC Group are urged to carefully read the definitive proxy statement and the supplement because they contain important information about the transaction.

The definitive proxy statement and the supplement were mailed to TPC Group’s stockholders seeking their approval of the proposed merger on or about November 5, 2012 and November 14, 2012, respectively. Investors and security holders may obtain a free copy of the definitive proxy statement, the supplement and other documents filed with the SEC at the SEC’s website at www.sec.gov. Free copies of the documents filed with the SEC will be available on TPC Group’s website at www.tpcgrp.com under the “Investors” tab, by directing a request to TPC Group Inc., Attention: Investor Relations Department, 5151 San Felipe, Suite 800, Houston, Texas 77056, or by calling (713) 627-7474. Investors may also read and copy any reports, statements and other information filed with the SEC at the SEC’s public reference room at Station Place, 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

Media Contact:

Sard Verbinnen & Co

Jim Barron/Pamela Blum

(212) 687-8080

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